Exhibit 99.1

ASX Announcement

27 May 2020

Resignation of Group Chief Financial Officer

Coronado Global Resources Inc. (“Coronado” or the “Company”, ASX: CRN) advises that Ms Ayten Saridas has resigned as Group Chief Financial Officer to pursue another opportunity.

Ayten will remain active in the role and will support the Company during a period of transition with further details to be advised in due course. The Coronado Board will conduct a global search process for a new Group Chief Financial Officer, commencing immediately.

Coronado’s Managing Director and Chief Executive Officer, Mr Gerry Spindler, said, “On behalf of the Board and senior management, I would like to thank Ayten for her commitment and significant contribution to the Company during her tenure.”

“Since joining Coronado in June 2018, Ayten has been a valued member of the global executive team. She played an instrumental role in the Coronado’s ASX listing in October 2018 and has played a key role in helping us navigate through the challenging market conditions of the past 12 months.”

“We are pleased that Ayten has agreed to assist us during this period of transition and we wish her well with her future endeavours,” Spindler said.

– Ends –

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors Matthew Sullivan P: +61(0) 412 157 276 E: msullivan@coronadoglobal.com.au	Media Brett Clegg P: +61 (0) 487 436 985 E: brett@kadiapartners.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com.au